SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

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                               REXENE CORPORATION
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                (Name of Registrant as Specified In Its Charter)



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               (Name of Person(s) Filing Proxy Statement, if other
                              than the Registrant)


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REXENE
   Corporation
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                5005 LBJ Freeway - Suite 500 - Occidental Tower
                        Dallas, TX 75224 - 972-450-9000



                                                       CONTACT:  Neil Devroy
                                                                 (972) 450-9101

                                                                 John Cornwell
                                                                 D.F. King
                                                                 (212) 493-6952



                LEADING INDEPENDENT SHAREHOLDER ADVISORY FIRM
                     RECOMMENDS SUPPORT FOR REXENE BOARD
                AND AUTHORIZATION OF STOCK REPURCHASE PROGRAM


      Dallas, Texas - April 24, 1997 - Rexene Corporation (NYSE:RXN) said today that Institutional Shareholder Services, Inc. (ISS), the leading independent proxy advisory to institutional investors, has recommended that shareholders reject the attempt by a group of dissident shareholders led by Wyser- Pratte & Co. Inc. and Spear Leeds & Kellogg to replace Rexene Corporation's Board of Directors. In a 22-page report dated April 18, 1997, ISS, as part of its vote recommendations, suggests that shareholders discard the Wyser-Pratte groups gold proxy card and use Rexene's WHITE proxy card, to vote AGAINST the removal of directors, FOR the election of management's slate of directors and FOR authorization of the Company's share repurchase program.



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      ISS, based in Bethesda, Maryland, is recognized as the leading institutional advisor on proxy contests, corporate governance and related issues. In its report, ISS states, "The dissidents charge that current management has done nothing to enhance shareholder value ... ISS fails to see this ... Since 1993, the company has gone from negative net worth to more than $170 (sic) million in shareholders' equity ... and a $2.40 loss per share is now $1.55 per share in earnings ... If Rexene management has done such a poor job, why has Wyser-Pratte said it would invite Mr. Smith to stay on as CEO if it wins the proxy contest?"


      Referencing discussions between Rexene and Huntsman Corporation, ISS said, "We find nothing objectionable about Rexene's wanting firm financial assurances or insisting on a secrecy agreement to open its books to an outsider ... Why is Huntsman averse to this if its offer is sincere? Unless Huntsman can demonstrate otherwise, we conclude that the offer was disingenuous..." ISS also stated that Mr. Huntsman's reluctance to sign a confidentiality and standstill agreement is "inexplicable".


      Referring to the dissident slate of directors, ISS said, "The dissidents stressed that they have no arrangements or



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understanding with Huntsman regarding a sale of the company ... (and) they have no alternative strategy or business plan." ISS also recommended a vote for the resolution to amend the Company's bylaws to restrict the "Poison Pill".


      Discussing the Company's proposed stock repurchase program, ISS said, "...we believe shareholders who want to reduce or liquidate their positions should participate in the buyback and vote in favor of the second tranche of the repurchase. For those who remain invested, ISS supports the approach of Rexene's financial advisors and creditors that the repurchase will not jeopardize the company's financial health ... We believe a repurchase offers the benefits of cashing out at a premium price or remaining invested with a boost to earnings per share and to the stock price. As outlined by Rexene, there is no provision in the preferred share issuance that would obstruct a potential acquirer."


      Andrew J. Smith, Chairman and Chief Executive Officer of Rexene said, "We are extremely gratified by this recommendation by ISS, an independent and highly respected proxy advisory firm. Clearly, ISS understands that Rexene's board and management have acted responsibly throughout this process and are genuinely



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committed to serving the best interest of the Company's
shareholders."


      Rexene has not obtained permission from ISS for the use of the ISS report as proxy soliciting material, nor has it compensated ISS for the preparation, publication or use of any information contained in the ISS report.


      Rexene Corporation, through its Rexene Products and CT Film divisions, manufactures thermoplastic resins, styrene and plastic film. Headquartered in Dallas, Texas, the Company has manufacturing facilities in Texas, Wisconsin, Georgia, Delaware, Utah and in England.

                                      XXX





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